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                          SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C.  20549

                                      FORM N-8A
             NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)
                        OF THE INVESTMENT COMPANY ACT OF 1940

              The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

     Name:    Titan Investment Fund, Inc.

     Address of Principal Business Office (No. & Street, City, State Zip Code):

                      9672 Pennsylvania Avenue
                      Upper Marlboro, Maryland  20772

     Telephone Number (including area code):  1-301-599-1630

     Name and address of agent for service of process:

                      Giordano, Villareale & Vaughan, P.A.
                      9440 Pennsylvania Avenue
                      Upper Marlboro, Maryland  20772

     Check Appropriate Box:

              Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of
     Form N-8A:      Yes [X]  No [ ]

                                     SIGNATURES

              Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Upper Marlboro and State of Maryland on the 26th day of January, 1996.

     [SEAL]                            Titan Investment Fund, Inc.

                                          /s/ Lawrence A. Appleman
                                       By_____________________________
                                         Lawrence A. Appleman
                                         Director

     Attest: /s/ Mervin H. Zimmerman
              -----------------------
              Mervin H. Zimmerman
              President
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                                  Kirkpatrick & Lockhart LLP
                               1800 Massachusetts Avenue, N.W.
                                   Washington, D.C.  20036
                                      (202) 778-9000




     ARTHUR J. BROWN
     (202) 778-9046
     brownaj@kl.com

                                   January 26, 1996

     Securities and Exchange Commission
     450 Fifth Street, N.W.
     Washington, D.C.  20549

              Re:     Titan Investment Fund, Inc. (the"Fund")
                      ---------------------------------------
     Ladies and Gentlemen:

              Pursuant to the Securities Act of 1933, as amended ("1933 Act"), and Regulation C and Regulation S-T thereunder, and pursuant to the Investment Company Act of 1940, as amended ("1940 Act"), and the regulations thereunder, transmitted herewith on behalf of the Fund are the Fund's Notification of Registration on Form N-8A and Registration Statement on Form N-1A. This transmission contains conformed signature pages. The manually signed originals are maintained at the offices of the Fund.

              The filing fee of $1,500, covering the $1,000 investment company registration fee required by Rule 8b-6 under the 1940 Act and the $500 fee for registration of an indefinite number of shares pursuant to Rule 24f-2 under the 1940 Act, has been remitted to the U.S. Treasury designated lockbox depository at the Mellon Bank in Pittsburgh, Pennsylvania, by wire transfer pursuant to Rule 3a under the Securities and Exchange Commission's Informal and Other Procedures.

              If you have any questions or comments concerning the foregoing, please call me at the number listed above or Daphne D. Tippens at (202) 778-9230.

                                                Sincerely,

                                                /s/ Arthur J. Brown
                                                Arthur J. Brown
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